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                             TAX SHARING AGREEMENT

    This Agreement is entered into as of the _______ day of _________________, 1997, between Meridian National Corporation, a Delaware corporation, EPI Technologies, Inc., a Delaware corporation, and each of the direct or indirect subsidiaries of EPI Technologies, Inc.

                                   RECITALS:

    WHEREAS, for federal income tax purposes, EPI and its subsidiaries will cease to be members of the Meridian Group, and for state franchise or income tax purposes, will cease to be members of certain unified, combined or consolidated groups which include Meridian or a subsidiary of Meridian (other than members of the Environmental Group), as a result of public offering of shares of the common stock, $.01 par value, of EPI registered under the Securities Act of 1933, as amended; and

    WHEREAS, the parties wish to address certain tax matters which may arise as a result of the Environmental Group ceasing to be part of the Meridian Group;

    NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereto agree as follows:

    1.   The following terms shall have the following meanings as used in this
Agreement:

         (a) "Consolidation Periods" shall mean, with respect to each member of the Environmental Group, the taxable periods or portions thereof in which such member was part of the Meridian Group.

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         (b)  "Deconsolidation Date" shall mean the date on which all members of the Environmental Group cease to be members of the Meridian Group consolidated federal income tax return.

         (c) "Environmental Group" shall mean the affiliated group for federal income tax purposes of which EPI will be the common parent following the completion of the public offering of shares of EPI's common stock, $.01 par value.

         (d)  "EPI" shall mean EPI Technologies, Inc.

         (e) "federal income tax deficiency" shall have the meaning set forth in Paragraph 4 below.

         (f) "federal income tax liability" shall have the meaning set forth in Paragraph 4 below.

         (g) "income tax benefit" shall have the meaning set forth in Paragraph 4 below.

         (h) "income tax cost" shall have the meaning set forth below in Paragraph 4 below.

         (i) "income tax deficiencies" shall have the meaning set forth in Paragraph 4 below.

         (j) "income taxes" shall have the meaning set forth in Paragraph 4 below.

         (k) "income tax liabilities" shall have the meaning set forth in Paragraph 4 below.

         (l) "income tax refunds" shall have the meaning set forth in Paragraph 4 below.

         (m)  "Meridian" shall mean Meridian National Corporation.


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         (n)  "Meridian Group" shall mean the affiliated group for federal income tax purposes of which Meridian is the common parent.

    2.   With respect to each of the Consolidation Periods:

         (a) EPI shall pay to Meridian an amount equal to the aggregate federal income taxes, if any, the Environmental Group (or any of its members) would have been required to pay for such taxable period as if the Environmental Group (or such member) had filed a separate consolidated return at such time.

         (b) Members of the Environmental Group which file separate state income tax returns shall be responsible for their own state income tax liabilities. EPI shall pay to Meridian an amount equal to the aggregate state income taxes which members of the Environmental Group who are members of a unitary, combined or consolidated group which includes Meridian or any of its subsidiaries (other than members of the Environmental Group) would have been required to pay as if any such member had filed a separate state income tax return at such time.

         (c) Except as set forth below, payments required pursuant to Paragraphs 2(a) and 2(b) of this Agreement shall be made at such time as payments are due, or would have been due, to the taxing authorities, or at such time as refunds are received from the taxing authorities. Notwithstanding the above, prior to the Deconsolidation Date, Meridian's Chief Financial Officer shall estimate (based on projections calculated using assumptions consistent with past practices) the amounts due under Paragraphs 2(a) and 2(b) of this Agreement for all Consolidation Periods ending on or before the anticipated Deconsolidation Date and cause any payments due thereunder to be made prior to the Deconsolidation Date. Such payments may, in Meridian's discretion, be evidenced by


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    a demand promissory note bearing interest at the interest rate then being charged by the Internal Revenue Service on federal income tax deficiencies. The principal of such notes shall be appropriately adjusted as soon as practicable to take into account any difference between the estimated amount due and the actual amount due. The amounts due under Paragraphs 2(a) and 2(b) of this Agreement for the period beginning March 1, 1996 and ending on the Deconsolidation Date shall be recalculated by the Chief Financial Officer of Meridian upon filing of Meridian's tax return for its fiscal year ending February 28, 1997 in accordance with the terms of such Paragraphs and appropriate adjustment to payments due under those Paragraphs shall be made. If income tax deficiencies or tax refunds relating to the Environmental Group result from a tax audit, amended return, claim, final determination by any court or otherwise related to the income tax returns for the Consolidation Period, the amounts due under Paragraphs 2(a) or 2(b) of this Agreement shall be recalculated by Meridian's Chief Financial Officer in accordance with the terms of such Paragraphs and an appropriate adjustment to payments due under those Paragraphs shall be made.

         (d) Notwithstanding anything to the contrary contained herein, in making any computations pursuant to this Agreement, the taxable income or loss of the Environmental Group calculated on a stand alone basis shall be deemed to include any increase or decrease in the taxable income or loss of the Environmental Group in the year in question resulting from any or all members of the Environmental Group ceasing to be members of the Meridian Group consolidated federal income tax return.

         (e) Items of income, gain, loss, deduction or credit of any member of the Environmental Group for the period beginning March 1, 1996 and ending February 28,


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    1997 will be allocated between the portion of the period occurring through the Deconsolidation Date in accordance with the principles set forth in Treasury Regulation Section 1.1502-76, as determined by Meridian's Chief Financial Officer in his reasonable discretion.

    3.   With respect to each taxable period ending after the Deconsolidation
         Date:

         (a) The Environmental Group shall be responsible for its own federal and state income tax liabilities.

         (b) The Environmental Group shall be responsible for filing all required returns and reports for any other tax or governmental charge to which it or any of its members is subject and which is not encompassed by subparagraph (a) hereof, including without limitation ad valorem, capital stock, sales, use, real and personal property, special assessment, automobile registration, employment, earnings, duty and import taxes.

    4. For purposes of this Agreement, the terms "income tax benefit" and "income tax cost" shall mean the decrease or the increase, respectively, in the amount of any income tax liability (or the increase or decrease, respectively, in the amount of any income tax refund) which the party in question would incur as a result of (i) including or excluding, as the case may be, the item of income, gain, loss, or deduction subject to adjustment pursuant to this Agreement in the computation of taxable income or loss and
(ii) including or excluding, as the case may be, the credits subject to adjustment pursuant to this Agreement in the computation of income tax liability or refund. For purposes of this Agreement, the terms "income taxes," income tax refunds," "income tax liabilities", "income tax deficiencies", "income tax costs" and "income tax benefits" shall be deemed to include applicable penalties, interest and additions to tax,


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including any penalties pursuant to Section 6661 of the Internal Revenue Code which are properly attributable to a party. For purposes of this Agreement, the determination as to the applicability of a particular penalty shall be made on a consolidated basis. If a particular penalty, determined on a consolidated basis, is not clearly attributable to any party, such penalty shall be allocated among the Environmental Group and the Meridian Group
(other than the members of the Environmental Group) in proportion to the adjustments subject to such penalty attributable to each such Group. Furthermore, the terms "income tax benefits" shall include the corporate minimum tax, where applicable. Any reference to state income taxes shall be deemed to include any state franchise taxes, state business taxes or similar taxes which are computed, in whole or in part, based on net income or gross receipts.

    5. EPI shall pay to Meridian an amount equal to the federal income tax benefits, if any, the members of the Environmental Group realize for any tax deductions (e.g., interest expense) related to the share of any federal income taxes borne by Meridian pursuant to this Agreement; conversely, Meridian shall pay to EPI an amount equal to the federal income tax benefits, if any, the members of the Meridian Group (other than members of the Environmental Group) realize for any tax deductions related to the share of federal income taxes borne by the Environmental Group, or any of its members, pursuant to this Agreement. Meridian shall pay to EPI an amount equal to the federal income tax costs, if any, the members of the Environmental Group incur for any taxable income (e.g., interest income) related to the share of any federal income taxes borne by Meridian pursuant to this Agreement, provided no such payment shall be owed unless Meridian receives a federal income tax benefit as a result of such payment; conversely, EPI shall pay to Meridian an amount equal to the federal income tax costs, if any, the members of the Meridian Group (other than members of the Environmental Group)


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incur for any taxable income related to the share of any federal income taxes borne by the Environmental Group pursuant to this Agreement, provided no such payment shall be owed unless EPI receives a federal income tax benefit as a result of such payment.

    6. Notwithstanding anything to the contrary herein, no party shall be entitled to duplicate payments from the other parties hereunder. Meridian's Chief Financial Officer may, in his discretion, net any payments due to Meridian from EPI pursuant to this Agreement against any amount due from Meridian to EPI pursuant to this Agreement or otherwise.

    7. Interest shall accrue on payments due or advances made under this Agreement at the interest rate then being charged by the Internal Revenue Service on federal income tax deficiencies. Interest shall begin to accrue on the date payment is due provided, however, that interest shall not accrue for any period during which interest is being charged by or paid by the Internal Revenue Service and such interest is included as part of the payment due under this Agreement. Payments under this Agreement, may, in Meridian's discretion, be evidenced by a demand promissory note bearing interest as provided in this Paragraph 7.

    8. (a) Meridian agrees that it will indemnify and hold all members of the Environmental Group harmless from and against any federal or state unitary, combined or consolidated income tax liabilities (including interest, penalties, additions to tax, legal fees, court costs, and any other reasonable costs of defense) with respect to the portion of the Meridian Group consolidated federal income tax liability or state unitary, combined or consolidated income tax liability which is allocable to members of the Meridian Group, other than members of the Environmental Group.

         (b) Except as otherwise provided in this Agreement, EPI agrees that it will indemnify and hold all members of the Meridian Group, other than the members of


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    Environmental Group, harmless from and against any federal or state unitary, combined or consolidated income tax liability (including interest, penalties, additions to tax, legal fees, court costs, and any other reasonable costs of defense) with respect to the portion of the Meridian Group consolidated federal income tax liability or state unitary, combined or consolidated income tax liability which is allocable to the members of the Environmental Group.

    9.   EPI agrees to, or to cause the members of the Environmental Group to
(i) provide Meridian access to the Environmental Group's books and records,
(ii) provide Meridian with papers, schedules, and any other information or assistance necessary to prepare tax returns or make computations pursuant to this Agreement, (iii) maintain and preserve books, records and other information as may be needed by Meridian pursuant to this Agreement or pursuant to the preparation of any required tax return or the conduct of any tax audit by a governmental authority for at least such time as has been customary while the members of the Environmental Group have been part of the Meridian Group, (iv) cooperate in any audit or investigation of tax returns and execute appropriate powers of attorney in connection therewith in favor of Meridian, and (v) sign all documents, including settlement agreements, relating to the tax returns for Consolidation Periods.

    10. With respect to all taxable periods during the Consolidation Period, and until the applicable statute of limitations for such taxable periods have expired, Meridian's Chief Financial Officer shall have full authority and responsibility for (i) preparing any federal income tax returns (including any amended returns or claims for refund) of the Environmental Group, (ii) representing the Environmental Group with respect to any federal income tax audit or federal income tax contest (including, without limitation, any litigation regarding federal income taxes


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or refunds), (iii) engaging outside counsel and accountants with respect to federal income tax matters regarding the Environmental Group, and (iv) performing such other acts and duties with respect to the Environmental Group's federal income tax returns as he determines is appropriate. Meridian's Chief Financial Officer shall also have the discretion to reasonably determine the intent of, and resolve any ambiguities contained in, this Agreement.

    11. EPI covenants and agrees to file the Environmental Group's consolidated federal income tax returns for taxable periods made after the Deconsolidation Date in a manner consistent with any elections made on the Meridian Group consolidated federal income tax returns filed for the Consolidation Periods. EPI also covenants and agrees that the Environmental Group will not file any claim for refunds with respect to federal income tax returns for Consolidation Periods. EPI agrees that it will indemnify and hold the Meridian Group (other than the members of the Environmental Group) harmless from and against any and all costs, expenses, losses, damages and liabilities incurred or suffered directly or indirectly (including reasonable attorney's fees) attributable to the breach of such covenant.

    12. Any terms used in this Agreement in the singular shall be deemed to be in the plural where appropriate and any terms used in the plural shall be deemed to be in the singular where appropriate.

    13. This Agreement is entered into by the parties hereto on their own behalf as well as on behalf of any subsidiaries such parties may respectively have after the Deconsolidation Date. This Agreement shall be deemed to have been joined in and consented to by all such subsidiaries, without further action of them or the parties hereto. The parties hereto hereby guarantee the performance by such subsidiaries of all the terms of this Agreement. This


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Agreement shall also be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

    14. This Agreement supersedes and terminates all prior tax sharing agreements among the parties on the Deconsolidation Date.

    15. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one document.

    16. This Agreement will be governed by, and construed in accordance with, the laws of the state of Delaware.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.



                                         MERIDIAN CORPORATION

                                         By:  __________________________________
                                              Name:
                                              Title:



                                         EPI TECHNOLOGIES, INC.

                                         By:  __________________________________
                                              Name:
                                              Title:


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